Exhibit 21

Subsidiaries of iDcentrix, Inc.

Honour Bond Limited - Hong Kong
Shengzheng Zhihao Dongbo Technology Ltd. – PRC
Dandong LongSheng Horticulture Co., Ltd. (controlled affiliate) - PRC
IDCX Co. - Delaware